Exhibit (12)(b)

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30, 2009		Years Ended December 31,

(In thousands)			2008	2007	2006	2005	2004
	(Successor)		(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Pretax income from continuing operations	$439,905		780,437	1,083,871	1,059,575	725,648	378,075
Fixed charges, excluding preferred stock dividends and capitalized interest	232		6,148	28,618	17,466	4,196	6,858

Earnings (A)	$440,137		786,585	1,112,489	1,077,041	729,844	384,933

Interest	$232		6,148	28,618	17,466	4,196	6,858
One-third of rents	—		—	—	—	—	—
Preferred stock dividends	88,946		293,229	387,483	375,612	281,699	185,357
Capitalized interest	—		—	—	—	—	—

Fixed charges (B)	$89,178		299,377	416,101	393,078	285,895	192,215

Consolidated ratios of earnings to fixed charges (A)/(B)	4.94	X	2.63	2.67	2.74	2.55	2.00

Amounts for 2004 have not been restated for the adoption of FASB Staff Position No. FIN-39-1. Please refer to “—Notes to Consolidated Financial Statements” for additional information.